Exhibit 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of Helbiz, Inc. on Form S-3 of our report dated February 16, 2021, which includes a “Emphasis of Matter” on the adoption of the new revenues accounting guidance, ASC 606, with respect to our audits of the financial statements of MiMoto Smart Mobility S.r.l. as of December 31, 2020 and 2019 and for the years ended December 31, 2020 and 2019, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus, which is part of this Registration Statement.

/s/ Giuseppe Brusa CPA, LLC

Giuseppe Brusa CPA, LLC

New York, NY

October 7, 2022